Exhibit 99

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD’S U.S. SALES UP 43 PERCENT IN MARCH; NEW PRODUCTS WITH INDUSTRY-LEADING QUALITY AND FUEL EFFICIENCY NET 1Q SALES
INCREASE OF 37 PERCENT AND SHARE GAINS

•	Ford, Lincoln and Mercury March sales totaled 178,546, up 43 percent versus year ago
•	Ford brand sales up 46 percent versus year ago, Lincoln up 19 percent and Mercury up 26 percent
•	Cars up 53 percent versus year ago, utilities up 46 percent and trucks up 30 percent; March retail sales up 38 percent; fleet sales up 53 percent
•	Ford, Lincoln and Mercury first quarter sales totaled 428,596, up 37 percent versus year ago
•	Ford gains retail market share for the 17th time in the last 18 months, as more buyers turn to Ford’s fresh lineup of high-quality, fuel-efficient vehicles to meet their needs

DEARBORN, Mich., April 1, 2010 – Ford punctuated a strong first quarter with a 43 percent sales increase in March. Ford, Lincoln and Mercury dealers delivered 178,546 new vehicles in March.  First quarter sales totaled 428,596, up 37 percent. The 43 percent gain matches a similar increase in February. These are the highest monthly sales increases since February 1984.

In March, Ford gained retail market share for the 17th time in the last 18 months.

“Our dealers welcome more new customers every day with the strongest lineup of products in our history,” said Ken Czubay, Ford vice president, U.S. Marketing Sales and Service. “We are working to build further on this sales momentum by delivering even more new products with industry-leading quality, smart technologies and fuel-efficient powertrains this year.”

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New or significantly upgraded U.S. vehicles this year include the Ford Fiesta, Focus, Edge and Edge Sport, Explorer, F-Series Super Duty, Transit Connect Electric, Lincoln MKX crossover and the brand’s first luxury hybrid vehicle, the Lincoln MKZ Hybrid midsize sedan.

In addition, the company is introducing nine new or upgraded fuel-efficient engines and six new transmissions this year. These include the new 2.0-liter EcoBoost engine, new Mustang V-6 and V-8, new Super Duty 6.7-liter diesel and 6.2-liter gasoline engines.

Once again, sales were higher throughout Ford’s lineup in March. Cars were up 53 percent versus a year ago, utilities were up 46 percent, and trucks were up 30 percent. Among brands, Ford sales were up 46 percent, Lincoln sales were up 19 percent, and Mercury sales were up 26 percent.

In March, Ford sales to retail customers were 38 percent higher than a year ago, and fleet sales were up 53 percent. Individuals, small businesses and large fleet customers are turning to Ford to meet their needs knowing that high-quality, class-leading fuel economy and strong resale values reduce ownership costs and provide a compelling value proposition.

In the first quarter, Ford, Lincoln and Mercury sales totaled 428,596, up 37 percent versus a year ago. Ford estimates its first-quarter market share was 16.5 percent, up more than 2.5 percentage points compared with a year ago.

Additional Sales Highlights
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Ford Fusion, Motor Trend’s Car of the Year, set an all-time monthly record in March with sales of 22,773, up 79 percent versus a year ago. Mercury Milan sales were up 71 percent, its fifth consecutive monthly sales increase. The Lincoln MKZ midsize sedan was up 22 percent.

•	Ford Taurus sales totaled 7,001 in March, up 86 percent.
•	Ford Focus and Ford Mustang sales each were up 57 percent versus a year ago.

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With sales of 42,514, Ford’s F-Series posted a 30 percent sales increase in March. In 2009, F-Series increased its leadership position among full-size pickups with a 4 percentage-point gain in segment share, and the F-Series continues to gain share in 2010. In the first two months of 2010, F-Series’ share of the full-size pickup market was 40 percent – up almost 8 percentage points versus the same period a year ago. F-Series – America’s best-selling truck for 33 years in a row and best-selling vehicle (car or truck) for 28 years in row – is also the first vehicle in the U.S. to eclipse 100,000 sales in 2010 as first quarter sales rose to 103,039.

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Utility vehicles also posted strong sales increases. In March, Escape set a March sales record of 19,182, up 52 percent. Edge sales were up 67 percent, Flex sales were up 17 percent, and Mercury Mariner sales were up 25 percent. Sales for traditional SUVs (Explorer, Mountaineer, Expedition and Navigator) also were higher than a year ago.

•	Sales for Ford’s E-Series van (Econoline/Club Wagon) were up 34 percent versus a year ago. E-Series has been America’s best-selling full-size van for 31 years.
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Sales of the new Transit Connect small commercial van totaled 1,836 in March. In the first two months of 2010, Ford garnered two-thirds of the commercial van segment, more than 8 percentage points higher than a year ago. Production of a battery-electric Transit Connect begins later this year.

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Ford’s hybrid vehicles (Fusion, Milan, Escape and Mariner) posted sales of 3,050 in March, up 69 percent versus a year ago. Year-to-date, the company’s hybrid sales totaled 7,016, up 77 percent. Ford has sold more than 125,000 hybrid vehicles in the U.S. and is America’s largest domestic hybrid company.

“Ford’s plan is working,” Czubay said. “People increasingly are discovering that the Ford difference is the strength of our fresh, new product lineup, especially our leadership in quality, fuel efficiency, safety, smart technologies and value.”
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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 198,000 employees and about 90 plants worldwide, the company’s automotive brands include Ford, Lincoln, Mercury and, until its sale, Volvo.  The company provides financial services through Ford Motor Credit Company.

Go to http://media.ford.com for news releases and high-resolution photographs.